UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 11, 2016

INTERNATIONAL FLAVORS &

FRAGRANCES INC.

(Exact Name of Registrant as Specified in its Charter)

New York	1-4858	13-1432060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 West 57th Street New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 765-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (c)

Appointment of New Chief Financial Officer

On October 11, 2016, International Flavors & Fragrances Inc. (the “Company”) issued a press release announcing the appointment of Richard A. O’Leary as Executive Vice President and Chief Financial Officer, effective immediately, and that Alison A. Cornell, the former Executive Vice President and Chief Financial Officer, has left the Company to pursue other opportunities.

Mr. O’Leary, 56, joined the Company in 2007 and most recently served as the Company’s Senior Vice President, Controller and Chief Accounting Officer since July 2015. Previously, Mr. O’Leary served as the Company’s Interim Chief Financial Officer from November 2014 to July 2015; Vice President and Corporate Controller from May 2009 to November 2014; Interim Chief Financial Officer from July 2008 to May 2009; and Vice President, Corporate Development from July 2007 to May 2009. Prior to joining the Company, Mr. O’Leary held several international and U.S. finance management positions with increasing responsibility during his more than 20 years with International Paper Company. Prior to International Paper, Mr. O’Leary was with Arthur Young & Co.

In connection with his appointment, Mr. O’Leary will receive an annual base salary of $500,000 and a special retention restricted stock unit grant with a value of $1 million that will vest on the fourth anniversary of the date of grant. Mr. O’Leary will continue to be eligible for an annual incentive plan (“AIP”) bonus in 2016, with a prorated increase in target to 80% of his base salary effective as of his appointment date, and will remain eligible to participate in the Company’s long-term incentive program (“LTIP”), with a target annual LTIP value of $500,000 beginning with the 2017 LTIP cycle. In addition, Mr. O’Leary will continue to be eligible to participate in the Company’s Equity Choice Plan with a target award of $500,000 for 2017.

There is no arrangement or understanding between Mr. O’Leary and any other person pursuant to which Mr. O’Leary has been appointed as Executive Vice President and Chief Financial Officer. There are no family relationships between Mr. O’Leary and any of the Company’s directors or executive officers, and Mr. O’Leary is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Separation Agreement with Former Chief Financial Officer

In connection with her separation from the Company, the Company and Ms. Cornell entered into a Separation Agreement and General Release (the “Separation Agreement”) that specifies the terms of her departure from the Company and the benefits she is eligible to receive under the Company’s Amended and Restated Executive Severance Policy. Subject to her compliance with the post-separation covenants set forth in the Separation Agreement, Ms. Cornell will receive (i) a severance payment of $1,364,160, less applicable withholdings, payable in regular installments over 18 months following her separation, (ii) a prorated portion of her AIP award for 2016, calculated and paid in accordance with the AIP and based on the achievement of the pre-established performance goals applicable to the 2016 AIP, (iii) a prorated portion of her LTIP awards for the LTIP award cycles in progress, payable when such amounts otherwise become payable, (iv) a prorated portion of her 2015 and 2016 Equity Choice Plan awards, payable on the vesting date of such awards, and (v) continuation of medical, dental, disability and life insurance coverage for 18 months following her separation or until she obtains new employment providing similar benefits. In addition, under the Separation Agreement, Ms. Cornell provided a general waiver and release of claims against the Company and is subject to certain restrictive covenants, including confidentiality, non-competition, non-solicitation and non-disparagement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Anne Chwat
Anne Chwat
Senior Vice President, General Counsel and Corporate Secretary

Date: October 17, 2016